Exhibit 99.1

FOR IMMEDIATE RELEASE:

Onemeta OTCQB (ONEI): August 17th 2026. Reports Over 500% Increase in Verbum Call Consumption amid new client intake, including Fortune 500 Companies, Producing $2.4M Positive Cash Flow During H1 2026.

Onemeta Platform usage accelerates as the company onboards 20+ new clients, including Fortune 500 companies; Company generates $2.4 million in operating cash flow for the first half of 2026

BOUNTIFUL, UT. / August 17, 2026 / Onemeta Inc. (OTCQB: ONEI) (“Onemeta” or the “Company”), the understanding company and a leader in AI-powered real-time translation and multilingual communication technology, today reported results for the second quarter ended June 30, 2026. Onemeta continues to execute its go-to-market strategy of partnering with leading Contact Center as a Service (CCaaS) providers and technology platforms to accelerate the adoption of AI-powered language solutions. The Company believes the language services market is undergoing a multi-billion-dollar shift from traditional human-delivered services to software-driven, AI-powered solutions, creating a significant opportunity for Onemeta and its CCaaS partners to embed multilingual communication directly into the contact center.

VerbumCall consumption run rate climbed more than 500% since January, more than 20 new clients went live on the platform, and operating cash flow turned positive.

Q2 2026 Highlights

●	VerbumCall consumption up 500%+: From the first week of January 2026 through the fourth week of June 2026, VerbumCall’s weekly consumption run rate increased by more than 500%.
●	20+ new enterprise clients onboarded: Onemeta added more than 20 new VerbumCall clients in Q2 2026, including several Fortune 500 companies, across technology, insurance, industrial manufacturing and aerospace, healthcare, utilities, gaming and hospitality, financial services, and transportation.
●	Avaya global reseller agreement: Onemeta signed a three-year Master Reseller Agreement with Avaya LLC on April 8, 2026. Avaya is now authorized to resell Onemeta’s real-time translation, transcription, captioning, and interpretation services worldwide. Onemeta received $3.0 million as a prepaid credit balance for future service.
●	Operating cash flow turns positive: Onemeta generated $2.4 million in operating cash flow for the six months ended June 30, 2026, versus cash used of approximately $1.0 million in the same period a year ago — a swing of more than $3.3 million.
●	Capital structure strengthened: Onemeta repurchased 4,166,667 shares of Series B-1 Convertible Preferred Stock — convertible into approximately 45.8 million common shares — for $2.85 million in April 2026, reducing fully diluted share count and increasing existing shareholders’ proportional ownership.
●	Security and compliance expanded: Onemeta achieved ISO/IEC 27001:2022 certification in April 2026, adding to its existing SOC 2 Type 2 certification and GDPR- and HIPAA-compliant infrastructure. The Company also expanded U.S. government procurement access through Carahsoft contract vehicles, including NASA SEWP V, NASPO ValuePoint, and OMNIA Partners Public Sector.

Saul Leal, CEO of Onemeta, said: “This quarter’s numbers reflect disciplined execution. We onboarded more than 20 new clients, including Fortune 500 companies, and VerbumCall consumption is up over 500% since the start of the year. Each installation lays the groundwork for recurring revenue in the months ahead. We remain focused on converting this adoption into recurring, scalable revenue, and we are optimistic about the trajectory this positions us for.”

Revenue Comparability

Reported revenue for Q2 and the first half of 2026 declined from the prior-year periods, which included a significant one-time licensing implementation fee. Management views new client installations and platform consumption growth as a stronger indicator of underlying momentum than the period-over-period revenue comparison, as installation activity is expected to convert into recurring platform revenue as onboarded clients scale usage across additional users and locations.

Complete Q2 2026 financial results, including risk factors and the company’s going concern disclosure, are available in Onemeta’s Form 10-Q, filed with the U.S. Securities and Exchange Commission at www.sec.gov, and on the Company’s investor relations page at www.onemeta.ai/investors.

About Onemeta Inc. (OTCQB: ONEI)

Onemeta Inc. (OTCQB: ONEI), the understanding company, is an AI-powered multilingual enablement company solving real-time language barriers for global business. Its VerbumSuite™ platform — VerbumCall, VerbumMeeting, VerbumOnSite, VerbumAgentis, VerbumTranscript, and VerbumSDK — delivers real-time translation, transcription, and interpretation across more than 140 languages and dialects for enterprise, government, and media customers, built to SOC 2, HIPAA, and GDPR compliance standards. Learn more at www.onemeta.ai.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements reflect the Company’s current expectations regarding future events, including converting client adoption and consumption growth into recurring revenue, and are subject to risks and uncertainties that could cause actual results to differ materially, including those described in the Company’s filings with the SEC, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The Company undertakes no obligation to update forward-looking statements except as required by law.

Contacts

Media Contact: PR@onemeta.ai

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